Exhibit 99.1 For additional information contact:

Richard S. DeRose (703) 293-7901

For release:

April 21, 2008 at 12:00 p.m.

Information Analysis Inc. Announces Fourth Quarter Results

FAIRFAX, VIRGINIA - Information Analysis Inc. (IAIC:OTCBB) today reported results for the fourth quarter and full year ended December 31, 2007. Revenues were $2,156,000, compared to $2,002,000 reported in the fourth quarter 2006. The Information Technology services company reported a net loss of $23,000 or $0.00 per share basic and diluted, compared to net income of $106,000 or $0.01 per share basic and diluted in the comparable period in 2006.

For the year ended December 31, 2007, IAI posted revenue of $9,953,000 and net income of $184,000, or $0.02 per share basic and diluted. The Company reported revenue of $9,459,000 and net income of $502,000 or $0.05 per share basic and $0.04 diluted for the year ended December 31, 2006.

"Although we experienced an increase of revenues in 2007 and continued our trend of profitable operations," said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI, "we are not satisfied with our rate of growth, or profitability. Therefore, we are investing more aggressively than normal in the sales and marketing areas to build a larger pipeline of business. This has required us to add more resources to our business development and support staff, which will result in lower profitability in the first half of 2008, but should allow us to realize an increase in business during the latter part of 2008 and beyond.

"We are continuing to pursue merger/acquisition opportunities with other organizations."

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-KSB for the fiscal year ended December 31, 2007, and in other filings with the Securities and Exchange Commission.

Information Analysis Incorporated
Condensed Statements of Operations
	Three months ended December 31,
(in thousands, except per share data)	2007	2006
Sales:
Professional fees	$1,677	$1,809
Software sales	479	193
Total sales	2,156	2,002
Cost of goods sold and services provided:
Cost of professional fees	1,268	1,322
Cost of software sales	369	143
Total cost of sales	1,637	1,465
Gross profit	519	537
Operating expenses:
Selling general & administrative expense	514	421
Income from operations	5	116
Other expenses, net	24	9
(Loss) income before provision for income taxes	(19)	107
Provision for income taxes	4	1
Net (loss) income	$(23)	$106

Earnings per Common Share: Basic and Diluted
Basic net income	$0.00	$0.01
Diluted net income	$0.00	$0.01

Shares used in calculating earnings per share:
Basic	11,196,760	11,151,394
Diluted	11,383,584	11,366,653

	Twelve months ended December 31,
(in thousands, except per share data)	2007	2006
Sales:
Professional fees	$7,042	$8,484
Software sales	2,911	975
Total revenue	9,953	9,459
Cost of goods sold and services provided:
Cost of professional fees	5,361	6,402
Cost of software sales	2,300	621
Total cost of sales	7,661	7,023
Gross profit	2,292	2,436
Operating expenses:
Selling general & administrative expense	2,100	1,929
Income from operations	192	507
Other expenses, net	4	4
Income before provision for income taxes	188	503
Provision for income taxes	4	1
Net income	$184	$502

Earnings per Common Share:
Basic net income	$0.02	$0.05
Diluted net income	$0.02	$0.04

Shares used in calculating earnings per share:
Basic	11,196,760	11,018,317
Diluted	11,398,180	11,342,072

Information Analysis Incorporated
Balance Sheets
	As of	As of
(in thousands)	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$1,223	$808
Accounts receivable, net	1,560	1,758
Prepaid expenses	4	382
Other assets	4	4
Other receivables	2	6
Note receivable	--	116
Total current assets	3,252	3,074

Fixed assets, net	79	67

Other assets	9	9
Total assets	$3,340	$3,150

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$721	$644
Deferred revenue	394	513
Accrued payroll and related liabilities	258	265
Other accrued liabilities	45	53
Income taxes payable	3	--
Revolving line of credit	--	--
Total current liabilities	1,421	1,475

Total liabilities	1,421	1,475

Common stock, par value $0.01, 30,000,000 shares authorized;
12,839,376 shares issued, 11,196,760 outstanding at
December 31, 2007, and 2006	128	128
Additional paid in capital	14,546	14,486
Accumulated deficit	(11,825)	(12,009)
Less treasury stock; 1,642,616 shares at
cost at December 31, 2007 and 2006	(930)	(930)
Total stockholders' equity	1,919	1,675
Total liabilities and stockholders' equity	$3,340	$3,150